Rule 424(b)(2)

Registration Statement No. 333-131159

CUSIP 12560PEQ0

PRICING SUPPLEMENT NO. 3

Dated February 14, 2006 to

Prospectus, dated January 19, 2006 and
Prospectus Supplement, dated January 20, 2006

CIT GROUP INC.

MEDIUM-TERM FLOATING RATE NOTES, SERIES A

DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

(X) Senior Note	( ) Subordinated Note

Principal Amount:	$1,500,000,000.

Proceeds to Corporation:	99.904% or $1,498,560,000.

Agents’ Commission:	0.096% or $1,440,000.

Issue Price:	100% or $1,500,000,000.

Original Issue Date:	February 21, 2006.

Maturity Date:

February 21, 2008, provided that if such day is not a Business Day, the required payment of principal and interest will be made on the following day which is a Business Day as if it were made on the date this payment was due, and no interest will accrue as a result of this delayed payment.

Interest Rate Basis:	LIBOR Telerate.

Index Maturity:	Three months.

Spread:	+7 basis points (0.07%).

Interest Rate Calculation:	LIBOR Telerate determined on the Interest Determination Date plus the Spread.

Initial Interest Rate:	LIBOR Telerate determined two London Business Days prior to the Original Issue Date plus the Spread.

Specified Currency:	U.S. Dollars ($).

Form:	Global Note.

Denominations:	The Notes will be issued only in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

It is expected that the Notes will be ready for delivery in book-entry form on or about February 21, 2006.

Merrill Lynch & Co.	JPMorgan	Barclays Capital	Credit Suisse

Banc of America Securities LLC	HSBC	The Williams Capital Group, L.P.

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Floating Rate Senior Notes Due February 21, 2008	$1,500,000,000	100.000%	$160,500

(1) This Registration Fee is calculated pursuant to Rule 457(o) under the Securities Act.

Interest Reset Dates:

Quarterly on February 21, May 21, August 21 and November 21 of each year, commencing on May 21, 2006, provided that if any such day would otherwise fall on a day that is not a Business Day, then the Interest Reset Date will be the next succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day.

Interest Payment Dates:

Interest will be paid on the Maturity Date and quarterly on February 21, May 21, August 21 and November 21 of each year, commencing on May 21, 2006, provided that if any such day (other than the Maturity Date) is not a Business Day, then the Interest Payment Date will be postponed to the following day which is a Business Day, except that if this Business Day falls in the next succeeding calendar month, then the Interest Payment Date will be the immediately preceding Business Day.

Accrual of Interest:

Accrued interest will be computed by adding the Interest Factors calculated for each day from the Original Issue Date or from the last date to which interest has been paid or duly provided for up to but not including the day for which accrued interest is being calculated. The “Interest Factor” for any Note for each such day will be computed by multiplying the face amount of the Note by the interest rate applicable to such day and dividing the product thereof by 360.

Interest Determination Dates:	Two London Business Days prior to each Interest Reset Date.
Maximum Interest Rate:	Maximum rate permitted by New York law.
Minimum Interest Rate:	0.0%.
Exchange Listing:	None.
Other Provisions:

“LIBOR Telerate” means the rate for deposits in U.S. dollars having the Index Maturity specified above which appears on the Telerate Page 3750 (defined below) as of 11:00 a.m., London time, on the applicable Interest Determination Date.

“Telerate Page 3750” means the display page designated as page 3750 on the Moneyline Telerate service (or such other page as may replace page 3750 on that service for the purpose of displaying London Interbank Offered Rates).

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in The City of New York, and a day that is also a London Business Day.

“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Trustee, Registrar, Authenticating Agent, Calculation Agent and Paying Agent:	JPMorgan Chase Bank, N.A.
Agents:	Agent	Principal Amount
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	$600,000,000
	J.P. Morgan Securities Inc.	200,000,000
	Barclays Capital Inc.	179,000,000
	Credit Suisse Securities (USA) LLC	175,000,000
	Banc of America Securities LLC	150,000,000
	HSBC Securities (USA) Inc.	146,000,000
	The Williams Capital Group, L.P.	50,000,000
	Total	$1,500,000,000

CUSIP:	12560PEQ0